EXHIBIT 99.1

Oil States Announces Fourth Quarter 2021 Results of Operations

HOUSTON, Feb. 16, 2022 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE: OIS) reported a net loss of $19.9 million, or $0.33 per share, for the fourth quarter of 2021. The reported results included: non-cash impairment charges of $2.2 million ($1.7 million after tax, or $0.03 per share) related to write-downs of inventories and fixed assets; severance and restructuring charges of $0.8 million ($0.6 million after-tax, or $0.01 per share); and a non-cash foreign currency translation loss of $9.3 million ($9.3 million after-tax, or $0.15 per share) reclassified from other comprehensive income upon exit of the Company's Argentinian operation. After excluding these charges, the Company's adjusted net loss was $8.2 million, or $0.14 per share.

During the fourth quarter of 2021, the Company generated revenues of $161.3 million and Adjusted Consolidated EBITDA (Note A) of $13.4 million. These results compare to revenues of $140.5 million and Adjusted Consolidated EBITDA of $8.5 million reported in the third quarter of 2021.

Fourth quarter 2021 highlights included:

  Offshore/Manufactured Products segment revenue and Adjusted Segment EBITDA (Note B) increased sequentially 34% and 59%, respectively, driven by a 72% increase in project-related revenue
  Offshore/Manufactured Products backlog increased $11 million to $260 million, with a book-to-bill ratio of 1.1x, augmented by one notable project award exceeding $10 million
  Well Site Services Adjusted Segment EBITDA increased sequentially to $6.2 million despite a modest seasonal reduction in revenue

Oil States' President and Chief Executive Officer, Cindy B. Taylor, stated,

"Our consolidated revenues and Adjusted Consolidated EBITDA increased sequentially by 15% and 57%, respectively, despite global challenges associated with the COVID-19 pandemic, supply chain disruptions and a modest seasonal decline in U.S. customer completion activity in the Northeast.

"Revenues in our Offshore/Manufactured Products segment led the growth, with a 34% sequential increase driven primarily by higher sales of project-driven production, testing and connector products. Adjusted Segment EBITDA for Offshore/Manufactured Products increased $5.1 million, or 59%, sequentially totaling $13.7 million, reflective of the revenue growth. Backlog grew to $260 million at December 31, 2021 with quarterly bookings of $105 million, yielding book-to-bill ratios of 1.1x for the fourth quarter and 1.2x for the full-year 2021.

"Our Well Site Services segment revenues decreased 6% from the prior quarter due to a seasonal decline in customer activity in our U.S. Rocky Mountain and Northeast regions coupled with slower activity stemming from ongoing infrastructure repairs by operators in the Gulf of Mexico following Hurricane Ida. However, Adjusted Segment EBITDA increased sequentially for the fifth consecutive quarter, given a more favorable revenue mix and the benefit of cost control measures.

"Fourth quarter revenues in our Downhole Technologies segment were up modestly from the third quarter, driven by higher sales of our domestic perforating products.

"We continue to focus on delivering superior products and services to our customers, which are expected to provide sustainable returns to the Company and its stakeholders as industry activity continues to recover from the harsh effects of the COVID-19 pandemic. We are focused on profitable product and service lines and will allocate capital accordingly. With this focus, stockholders' returns should continue to improve."

For the year ended December 31, 2021, the Company reported a net loss of $64.0 million, or $1.06 per share, revenues of $573.2 million and Adjusted Consolidated EBITDA of $38.1 million. The full-year 2021 results included: non-cash impairment charges of $7.7 million ($6.1 million after-tax, or $0.10 per share) related to write-downs of inventories and fixed and lease assets; severance and restructuring charges of $7.5 million ($5.9 million after-tax, or $0.10 per share); a non-cash foreign currency translation loss of $9.3 million ($9.3 million after-tax, or $0.15 per share) reclassified from other comprehensive income upon exit of the Company's Argentinian operation; and non-cash gains of $4.0 million ($3.2 million after-tax, or $0.05 per share) associated with debt extinguishments. After excluding these charges and credits, the Company’s adjusted net loss was $45.8 million, or $0.76 per share.

BUSINESS SEGMENT RESULTS

(See Segment Data tables)

Offshore/Manufactured Products

Offshore/Manufactured Products reported revenues of $92.2 million and Adjusted Segment EBITDA of $13.7 million in the fourth quarter of 2021, compared to revenues of $69.0 million and Adjusted Segment EBITDA of $8.6 million reported in the third quarter of 2021. Revenues increased 34% sequentially, driven primarily by increases in project-driven and service revenues of 72% and 17%, respectively. Adjusted Segment EBITDA margin in the fourth quarter of 2021 was 15%, compared to 12% in the third quarter of 2021.

Backlog totaled $260 million as of December 31, 2021, a 4% sequential increase from September 30, 2021. During the fourth quarter of 2021, the segment received one notable project award exceeding $10 million. Fourth quarter 2021 bookings totaled $105 million, yielding a quarterly book-to-bill ratio of 1.1x and a full-year ratio of 1.2x.

Well Site Services

Well Site Services reported revenues of $43.3 million and Adjusted Segment EBITDA of $6.2 million in the fourth quarter of 2021, compared to revenues of $46.0 million and Adjusted Segment EBITDA of $5.9 million reported in the third quarter of 2021. Adjusted Segment EBITDA margin the fourth quarter of 2021 was 14%, compared to 13% in the third quarter of 2021.

In the fourth quarter of 2021, the segment recorded non-cash inventory and fixed asset impairment charges of $2.2 million due to the decision to exit certain non-performing service lines.

Downhole Technologies

Downhole Technologies reported revenues of $25.8 million and Adjusted Segment EBITDA of $0.1 million in the fourth quarter of 2021, compared to revenues of $25.5 million and Adjusted Segment EBITDA of $1.4 million reported in the third quarter of 2021. During the fourth quarter 2021, the segment recorded bad debt expense of $0.7 million on a receivable from a customer which announced liquidation in January 2022. Adjusted Segment EBITDA margin in the fourth quarter of 2021 was 1%, compared to 6% in the third quarter of 2021.

Corporate

Corporate operating expenses in the fourth quarter of 2021 totaled $6.7 million.

Interest Expense, Net

Net interest expense totaled $2.6 million in the fourth quarter of 2021, which included $0.5 million of non-cash amortization of deferred debt issuance costs.

Other Income (Expense), Net

In the fourth quarter of 2021, the Company recognized a $9.3 million non-cash loss associated with the reclassification of unrealized foreign currency translation adjustments to net income (loss), which were released upon the liquidation of the Company's Argentinian operation. An offsetting non-cash benefit was recognized as other comprehensive income in the fourth quarter.

Income Taxes

The Company recognized an effective tax rate benefit of 1% in the fourth quarter of 2021, which compared to an effective tax rate benefit of 21% in the third quarter of 2021. The effective tax rate benefit for the fourth quarter of 2021 was below the U.S. statutory rate primarily due to certain non-deductible expenses, including the non-cash currency translation loss.

Financial Condition

No borrowings were outstanding under the Company's asset-based revolving credit facility (the "ABL Facility") at December 31, 2021. Cash totaled $52.9 million, compared to $67.6 million at September 30, 2021. Liquidity (cash plus borrowing availability) totaled $101.7 million at December 31, 2021 with amounts available to be drawn under the ABL Facility totaling $48.9 million.

The Company's total debt represented 20% of combined total debt and stockholders' equity as of December 31, 2021 and 2020.

Conference Call Information

The call is scheduled for February 17, 2022 at 9:00 a.m. central standard time, is being webcast and can be accessed from the Company's website at www.ir.oilstatesintl.com. Participants may also join the conference call by dialing 1 (888) 771-4371 in the United States or by dialing +1 (847) 585-4405 internationally and using the passcode 50277012. A replay of the conference call will be available one and a half hours after the completion of the call and can be accessed from the Company's website at www.ir.oilstatesintl.com.

About Oil States

Oil States International, Inc. is a global provider of manufactured products and services to customers in the energy, industrial and military sectors. The Company's manufactured products include highly engineered capital equipment and consumable products. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among others, the level of supply of and demand for oil and natural gas, fluctuations in the prices thereof, the cyclical nature of the oil and natural gas industry, the impact of the COVID-19 pandemic on the Company and its customers, the other risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and the subsequently filed Periodic Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Products	$89,401	$70,409	$73,051	$299,293	$331,272
Services	71,919	70,119	64,326	273,868	306,803
	161,320	140,528	137,377	573,161	638,075

Costs and expenses:
Product costs	72,890	60,310	62,992	246,589	287,615
Service costs	60,357	56,897	52,517	223,807	274,190
Cost of revenues (exclusive of depreciation and amortization expense presented below)(1)	133,247	117,207	115,509	470,396	561,805
Selling, general and administrative expense	20,297	20,078	22,597	83,692	94,102
Depreciation and amortization expense	18,655	19,657	23,237	80,741	98,543
Impairments of goodwill	—	—	—	—	406,056
Impairments of fixed and lease assets	722	—	4,257	4,166	12,447
Other operating income, net	(328)	(275)	141	(1,042)	(538)
	172,593	156,667	165,741	637,953	1,172,415
Operating loss	(11,273)	(16,139)	(28,364)	(64,792)	(534,340)

Interest expense, net	(2,577)	(2,569)	(2,637)	(10,170)	(13,869)
Other income (expense), net(2)	(6,289)	2,137	368	1,628	13,880
Loss before income taxes	(20,139)	(16,571)	(30,633)	(73,334)	(534,329)
Income tax benefit	269	3,529	11,886	9,341	65,946
Net loss	$(19,870)	$(13,042)	$(18,747)	$(63,993)	$(468,383)

Net loss per share:
Basic	$(0.33)	$(0.22)	$(0.31)	$(1.06)	$(7.83)
Diluted	$(0.33)	$(0.22)	$(0.31)	$(1.06)	$(7.83)

Weighted average number of common shares outstanding:
Basic	60,380	60,377	59,885	60,293	59,812
Diluted	60,380	60,377	59,885	60,293	59,812

________________

(1)   In the three months and year ended December 31, 2021, cost of revenues (exclusive of depreciation and amortization expense) included non-cash inventory impairment charges of $1.5 million (in service costs) and $3.6 million ($2.1 million in product costs and $1.5 million in service costs), respectively. For the three months and year ended December 31, 2020, cost of revenues (exclusive of depreciation and amortization expense) included non-cash inventory impairment charges of $5.9 million (in product costs) and $31.2 million ($17.9 million in product costs and $13.3 million in service costs), respectively.

(2)   Other income (expense), net in the three months and year ended December 31, 2021 included a non-cash loss of $9.3 million associated with the reclassification of unrealized foreign currency translation adjustments which were released upon the liquidation of an international operation. Additionally, for the year ended December 31, 2021, non-cash gains of $4.0 million were recognized in connection with purchases of $131.4 million principal amount of the 2023 Notes. For the year ended December 31, 2020, non-cash gains of $10.7 million were recognized in connection with the purchases of $34.9 million in principal amount of the 2023 Notes.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$52,852	$72,011
Accounts receivable, net	186,080	163,135
Inventories, net	168,573	170,376
Prepaid expenses and other current assets	19,222	18,071
Total current assets	426,727	423,593

Property, plant, and equipment, net	338,583	383,562
Operating lease assets, net	25,388	33,140
Goodwill, net	76,412	76,489
Other intangible assets, net	185,749	205,749
Other noncurrent assets	32,889	29,727
Total assets	$1,085,748	$1,152,260

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$18,262	$17,778
Accounts payable	63,343	46,433
Accrued liabilities	43,401	44,504
Current operating lease liabilities	6,481	7,620
Income taxes payable	2,564	2,413
Deferred revenue	43,236	43,384
Total current liabilities	177,287	162,132

Long-term debt	160,488	165,759
Long-term operating lease liabilities	23,452	29,166
Deferred income taxes	3,637	14,263
Other noncurrent liabilities	25,058	23,309
Total liabilities	389,922	394,629

Stockholders' equity:
Common stock	739	733
Additional paid-in capital	1,105,135	1,122,945
Retained earnings	281,567	329,327
Accumulated other comprehensive loss	(66,031)	(71,385)
Treasury stock	(625,584)	(623,989)
Total stockholders' equity	695,826	757,631
Total liabilities and stockholders' equity	$1,085,748	$1,152,260

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2021	2020
	(Unaudited)
Cash flows from operating activities:
Net loss	$(63,993)	$(468,383)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	80,741	98,543
Impairments of goodwill	—	406,056
Impairments of inventories	3,581	31,151
Impairments of fixed and lease assets	4,166	12,447
Stock-based compensation expense	7,879	8,431
Amortization of debt discount and deferred financing costs	2,314	7,736
Deferred income tax benefit	(8,639)	(24,404)
Release of foreign currency translation adjustments on liquidation of an international operation	9,320	—
Gains on extinguishment of 1.50% convertible senior notes	(4,022)	(10,721)
Gains on disposals of assets	(6,472)	(2,444)
Other, net	(511)	4,668
Changes in operating assets and liabilities:
Accounts receivable	(24,407)	63,876
Inventories	(10,334)	17,578
Accounts payable and accrued liabilities	17,727	(37,315)
Deferred revenue	(148)	25,549
Other operating assets and liabilities, net	(8)	(13)
Net cash flows provided by operating activities	7,194	132,755

Cash flows from investing activities:
Capital expenditures	(17,517)	(12,749)
Proceeds from disposition of property and equipment	11,527	9,601
Other, net	(636)	(581)
Net cash flows used in investing activities	(6,626)	(3,729)

Cash flows from financing activities:
Revolving credit facility borrowings	12,873	72,173
Revolving credit facility repayments	(31,873)	(105,104)
Issuance of 4.75% convertible senior notes	135,000	—
Purchases of 1.50% convertible senior notes	(125,952)	(20,078)
Other debt and finance lease repayments, net	(230)	(8,222)
Payment of financing costs	(7,791)	(1,041)
Shares added to treasury stock as a result of net share settlements due to vesting of stock awards	(1,595)	(2,745)
Net cash flows used in financing activities	(19,568)	(65,017)

Effect of exchange rate changes on cash and cash equivalents	(159)	(491)
Net change in cash and cash equivalents	(19,159)	63,518
Cash and cash equivalents, beginning of period	72,011	8,493
Cash and cash equivalents, end of period	$52,852	$72,011

Cash paid (received) for:
Interest	$6,532	$6,402
Income taxes, net	152	(36,766)

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

SEGMENT DATA
(In Thousands)
(unaudited)

	Three Months Ended			Year Ended
	December 31, 2021(2)	September 30, 2021(3)	December 31, 2020(4)	December 31, 2021(5)	December 31, 2020(6)
Revenues:
Offshore/Manufactured Products(1):
Project-driven products	$43,603	$25,294	$36,340	$122,097	$165,497
Short-cycle products	18,212	18,682	6,808	65,174	48,142
Other products and services	30,394	25,027	32,370	111,458	126,661
Total Offshore/Manufactured Products	92,209	69,003	75,518	298,729	340,300
Downhole Technologies	25,775	25,527	23,193	103,492	97,936
Well Site Services	43,336	45,998	38,666	170,940	199,839
Total revenues	$161,320	$140,528	$137,377	$573,161	$638,075

Operating income (loss):
Offshore/Manufactured Products	$7,802	$1,764	$1,408	$15,447	$(80,794)
Downhole Technologies	(4,525)	(5,035)	(8,019)	(13,470)	(224,414)
Well Site Services	(7,818)	(5,250)	(11,642)	(34,511)	(193,388)
Corporate	(6,732)	(7,618)	(10,111)	(32,258)	(35,744)
Total operating loss	$(11,273)	$(16,139)	$(28,364)	$(64,792)	$(534,340)

________________

(1)   Disaggregated revenue data is provided to supplement the Segment Data.

(2)   Operating income (loss) for the three months ended December 31, 2021 included $0.3 million of severance and restructuring charges related to the Offshore/Manufactured Products segment. In the Downhole Technologies segment, operating income (loss) included severance and restructuring charges of $0.2 million. In the Well Site Services segment, operating income (loss) included non-cash inventory and fixed asset impairment charges of $1.5 million and $0.7 million, respectively, and severance and restructuring charges of $0.3 million.

(3)   Operating income (loss) for the three months ended September 30, 2021 included $0.3 million of severance and restructuring charges related to the Offshore/Manufactured Products segment. In the Downhole Technologies segment, operating income (loss) included a non-cash inventory impairment charge of $2.1 million and severance and restructuring charges of $0.1 million. In the Well Site Services segment, operating income (loss) included severance and restructuring charges of $0.4 million.

(4)   Operating income (loss) for the three months ended December 31, 2020 included $0.6 million of severance and restructuring charges in the Offshore/Manufactured Products segment. In the Downhole Technologies segment, operating income (loss) included non-cash fixed and lease asset impairment charges of $3.6 million and severance and restructuring charges of $0.7 million. In the Well Site Services segment, operating income (loss) included a non-cash fixed asset impairment charge of $0.7 million and severance and restructuring charges of $0.2 million. In Corporate, operating income (loss) included $1.2 million of severance charges.

(5)   Operating income (loss) for the year ended December 31, 2021 included $0.9 million of severance and restructuring charges related to the Offshore/Manufactured Products segment. In the Downhole Technologies segment, operating income (loss) included a non-cash inventory impairment charge of $2.1 million and severance and restructuring charges of $0.8 million. In the Well Site Services segment, operating income (loss) included non-cash fixed asset and operating lease impairment charges of $4.2 million, a non-cash inventory impairment charge of $1.5 million and severance and restructuring charges of $4.3 million. In Corporate, operating income (loss) included $1.6 million of severance charges.

(6)   Operating income (loss) for the year ended December 31, 2020 included a non-cash goodwill impairment charge of $86.5 million, a non-cash inventory impairment charge of $16.2 million and $1.4 million of severance and restructuring charges related to the Offshore/Manufactured Products segment. In the Downhole Technologies segment, operating income (loss) included a non-cash goodwill impairment charge of $192.5 million, a non-cash inventory impairment charge of $5.9 million, non-cash fixed asset and lease impairment charges of $3.6 million and $2.0 million of severance and restructuring charges. In the Well Site Services segment, operating income (loss) included a non-cash goodwill impairment charge of $127.1 million, a non-cash inventory impairment charge of $9.0 million, non-cash fixed asset impairment charges of $8.8 million and $4.3 million of severance and restructuring charges. In Corporate, operating income (loss) included $1.4 million of severance charges.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA (B)
(In Thousands)
(unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31 2021	December 31, 2020
Offshore/Manufactured Products:
Operating income (loss)	$7,802	$1,764	$1,408	$15,447	$(80,794)
Other income, net	21	881	82	770	542
Depreciation and amortization expense	5,502	5,662	5,376	22,190	21,881
Impairment of goodwill	—	—	—	—	86,500
Impairment of inventories	—	—	—	—	16,249
Segment EBITDA	13,325	8,307	6,866	38,407	44,378
Severance and restructuring charges	330	256	633	868	1,355
Adjusted Segment EBITDA	$13,655	$8,563	$7,499	$39,275	$45,733

Downhole Technologies:
Operating loss	$(4,525)	$(5,035)	$(8,019)	$(13,470)	$(224,414)
Other income (expense), net	—	(4)	16	(6)	(81)
Depreciation and amortization expense	4,455	4,226	5,745	17,591	22,649
Impairment of goodwill	—	—	—	—	192,502
Impairment of inventories	—	2,113	—	2,113	5,921
Impairment of fixed and lease assets	—	—	3,602	—	3,602
Segment EBITDA	(70)	1,300	1,344	6,228	179
Severance and restructuring charges	202	129	703	809	2,018
Adjusted Segment EBITDA	$132	$1,429	$2,047	$7,037	$2,197

Well Site Services:
Operating loss	$(7,818)	$(5,250)	$(11,642)	$(34,511)	$(193,388)
Other income	3,010	1,260	270	6,162	2,698
Depreciation and amortization expense	8,511	9,531	11,906	40,152	53,240
Impairment of goodwill	—	—	—	—	127,054
Impairments of inventories	1,468	—	—	1,468	8,981
Impairments of fixed and lease assets	722	—	655	4,166	8,845
Segment EBITDA	5,893	5,541	1,189	17,437	7,430
Severance and restructuring charges	257	352	219	4,266	4,311
Adjusted Segment EBITDA	$6,150	$5,893	$1,408	$21,703	$11,741

Corporate:
Operating loss	$(6,732)	$(7,618)	$(10,111)	$(32,258)	$(35,744)
Other income (expense)	(9,320)	—	—	(5,298)	10,721
Depreciation and amortization expense	187	238	210	808	773
Release of foreign currency translation adjustments on liquidation of an international operation	9,320	—	—	9,320	—
Gains on extinguishment of debt	—	—	—	(4,022)	(10,721)
EBITDA	(6,545)	(7,380)	(9,901)	(31,450)	(34,971)
Severance charges	—	—	1,169	1,555	1,385
Adjusted EBITDA	$(6,545)	$(7,380)	$(8,732)	$(29,895)	$(33,586)

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
CONSOLIDATED EBITDA AND ADJUSTED CONSOLIDATED EBITDA (A)
(In Thousands)
(unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net loss	$(19,870)	$(13,042)	$(18,747)	$(63,993)	$(468,383)
Interest expense, net	2,577	2,569	2,637	10,170	13,869
Income tax benefit	(269)	(3,529)	(11,886)	(9,341)	(65,946)
Depreciation and amortization expense	18,655	19,657	23,237	80,741	98,543
Impairments of goodwill	—	—	—	—	406,056
Impairments of inventories	1,468	2,113	—	3,581	31,151
Impairments of fixed and lease assets	722	—	4,257	4,166	12,447
Release of foreign currency translation adjustments on liquidation of an international operation	9,320	—	—	9,320	—
Gains on extinguishment of 1.50% convertible senior notes	—	—	—	(4,022)	(10,721)
Consolidated EBITDA	12,603	7,768	(502)	30,622	17,016
Severance and restructuring charges	789	737	2,724	7,498	9,069
Adjusted Consolidated EBITDA	$13,392	$8,505	$2,222	$38,120	$26,085

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(A)   The terms Consolidated EBITDA and Adjusted Consolidated EBITDA consist of net loss plus net interest expense, taxes, depreciation and amortization expense, non-cash asset impairment charges and a non-cash loss associated with the reclassification of unrealized foreign currency translation adjustments which were released upon the liquidation of an international operation, less gains on extinguishment of 1.50% convertible senior notes (the "2023 Notes") and adjustments for certain other items. Consolidated EBITDA and Adjusted Consolidated EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net loss or cash flow measures prepared in accordance with generally accepted accounting principles or as measures of profitability or liquidity. Additionally, Consolidated EBITDA and Adjusted Consolidated EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Consolidated EBITDA and Adjusted Consolidated EBITDA as supplemental disclosures because its management believes that Consolidated EBITDA and Adjusted Consolidated EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses Consolidated EBITDA and Adjusted Consolidated EBITDA to compare and to monitor the performance of the Company and its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The table above sets forth reconciliations of Consolidated EBITDA and Adjusted Consolidated EBITDA to net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

(B)   The terms EBITDA, Adjusted EBITDA, Segment EBITDA and Adjusted Segment EBITDA consist of operating income (loss) plus other income (expense), depreciation and amortization expense, non-cash asset impairment charges and a non-cash loss associated with the reclassification of unrealized foreign currency translation adjustments which were released upon the liquidation of an international operation, less gains on extinguishment of the 2023 Notes and adjustments for certain other items. EBITDA, Adjusted EBITDA, Segment EBITDA and Adjusted Segment EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for operating income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA, Adjusted EBITDA, Segment EBITDA and Adjusted Segment EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA, Adjusted EBITDA, Segment EBITDA and Adjusted Segment EBITDA as supplemental disclosures because its management believes that EBITDA, Adjusted EBITDA, Segment EBITDA and Adjusted Segment EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA, Adjusted EBITDA, Segment EBITDA and Adjusted Segment EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The tables above set forth reconciliations of EBITDA, Adjusted EBITDA, Segment EBITDA and Adjusted Segment EBITDA to operating income (loss), which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Company Contact:

Lloyd A. Hajdik
Oil States International, Inc.
Executive Vice President, Chief Financial Officer and Treasurer
713-652-0582
SOURCE: Oil States International, Inc.